Exhibit 99.1

Remarks by Michael E. Szymanczyk, Altria’s Chairman and Chief Executive Officer, and other members of Altria’s senior management team

Altria Investor Day

New York, NY

January 31, 2011

Remarks by Cliff Fleet

Good morning and welcome to Altria Group, Inc.’s (Altria) 2011 Investor Day presentation. I am Cliff Fleet, Vice President of Investor Relations for Altria Client Services (ALCS). We welcome everyone joining us here today, as well as those who may be joining us by the audio webcast for today’s meeting.

Today we are going to talk about why we believe Altria remains a compelling investment, and our plans to continue delivering strong returns to our shareholders into the future. Mike Szymanczyk, Chairman and Chief Executive Officer of Altria, will begin the morning with an overview of Altria’s transformation over the past few years, which has created a diverse and stable business platform that has performed very well in a challenging business environment. Dave Beran, Altria’s Vice Chairman responsible for Business Operations will then discuss the category and brand potential we believe this business platform has to continue delivering strong business and financial results for the foreseeable future.

After a short break, Marty Barrington, Altria’s Vice Chairman responsible for Innovation, Public Affairs, Human Resources and Compliance, will provide an overview of our compliance and societal alignment initiatives, including engagement with the Food and Drug Administration. Murray Garnick, Senior Vice President of Litigation of ALCS, will review the tobacco litigation environment and our results in managing this environment for shareholders. Howard Willard, Altria’s Executive Vice President and Chief Financial Officer, will then discuss Altria’s financial strength and strategies to return value to shareholders. Mike will have a few closing remarks, and then we will have a question and answer session, followed by lunch.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

Before I introduce Mike, let me cover the safe harbor statement. Our remarks today contain projections of future results. I direct your attention to the Forward-Looking and Cautionary Statement section at the end of today’s press release for a review of the various factors that could cause actual results to differ materially from projections. Altria reports its financial results in accordance with U.S. generally accepted accounting principles. Today’s presentation may contain various operating results on both a reported and an adjusted basis, which excludes items that affect the comparability of reported results. Reconciliations are available on our website, www.altria.com.

Now it gives me great pleasure to introduce Mike Szymanczyk.

Remarks by Mike Szymanczyk

Thanks Cliff, and good morning everyone.

It has been almost three years since Altria’s last investor day, during which we highlighted the plans regarding the then-pending Philip Morris International (PMI) spin-off. We believe this spin, which created two large and highly profitable enterprises, created substantial value for shareholders.

The PMI spin-off allowed Altria to better focus its resources on the domestic tobacco market. On a pro-forma basis in 2007, the majority of Altria’s income came from the sale of cigarettes by Philip Morris USA (PM USA), with the balance from Philip Morris Capital Corporation (PMCC) and our equity interest in SABMiller plc. (SABMiller).

Although we believed that this business platform could create long-term value for our shareholders, we were also mindful of the evolving dynamics in the tobacco business. Tobacco-category pound volumes in the United States had been declining slightly at about a 1% annual rate for some time. In 2008, cigarette unit volumes declined at about a 4% rate, with much of this decline offset by 7% unit volume growth in smokeless tobacco and about 3% unit volume growth in machine-made large cigars.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

Entering these growing tobacco categories obviously offered the potential for great strategic and financial benefits to our shareholders. As we explored ways to enter the smokeless tobacco and machine-made large cigar categories, we were thoughtful in our approach. It was important to enter these other tobacco categories in a financially disciplined way and create value for shareholders. We also wanted to build upon PM USA’s historical strengths that built a profitable business around premium brands. PM USA built its brands by connecting to the trade with a high performing sales force, and by building relationships with adult smokers with innovative brand-building programs.

Altria acquired John Middleton Co. (Middleton) in December 2007 to enter the machine-made large cigar category, and UST LLC (UST) and its smokeless tobacco business U.S. Smokeless Tobacco Company LLC (USSTC) in January 2009 to enter the smokeless tobacco category in a meaningful way. As part of the UST acquisition, Altria also acquired a leading premium wine producer, Ste. Michelle Wine Estates (Ste. Michelle). These transformative acquisitions enabled Altria to diversify the income streams for the Company, add strong premium brands, use the existing infrastructure of PM USA to reduce costs substantially, and create what we believe is a business model with significant competitive advantages that will continue to enhance shareholder value.

External events subsequent to the acquisitions have demonstrated the power and stability of this business model, as Altria continued delivering strong financial results despite a very challenging business environment. The economy entered what is perhaps the most difficult period since the Great Depression. In addition, federal excise taxes on tobacco products increased by over 150%, and the Food and Drug Administration (FDA) assumed regulatory oversight over tobacco products.

Due to the federal excise tax (FET) increase, there were changes in the volume trends across the tobacco categories in 2009. Adjusted cigarette volumes declined an estimated 8%, which was in-line with historical price elasticity. Smokeless tobacco volumes continued to grow at an estimated rate of 7%, and the machine-made large cigar category’s volumes declined slightly. In

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

the back half of 2010, the tobacco category’s volume trends returned to levels similar to those prior to the FET increase. In the second half of last year, cigarette volumes declined by an estimated 4%, while smokeless tobacco volumes continued to grow at an estimated 7% rate, and machine-made large cigar category volumes grew about 3%.

Despite the volume disruptions, estimated total tobacco profit pools for manufacturers continued to grow. In 2007, we estimate that the total tobacco profit pool was $10.6 billion, with 82% of this profit pool in cigarettes, 11% in smokeless and 5% in machine-made large cigars. In 2010, the estimated total tobacco profit pool grew to $12.4 billion, with 81% of the profits in cigarettes, 10% in smokeless and 4% in machine-made large cigars. Altria’s share of this estimated profit pool grew from 46% in 2007 to 55% in 2010, primarily due to the acquisitions of Middleton and UST, as well as PM USA’s strong cigarette segment income performance over this time period.

We believe Altria’s acquisitions of UST and Middleton enhanced our companies’ abilities to grow profitability over this timeframe because we eliminated redundant infrastructure across our companies. In addition, moving PM USA’s powerful brand-building infrastructure into companies servicing all our tobacco companies enhanced PM USA’s position in the cigarette category, since PM USA did not have to reduce its infrastructure at the same pace as cigarette volume declines.

Based on government data through 2009, which is the most recent year available, we estimate that the overall number of adult tobacco consumers has remained relatively constant at just under 60 million people. However, the types of tobacco products used by these adult consumers continued to evolve. The number of cigarette and cigar consumers has remained relatively constant, while the number of adult smokeless tobacco consumers has increased, reflecting the growth in the number of adults who use multiple forms of tobacco products.

Altria has created a business model that allows us to capitalize on these shifts in adult tobacco consumer preferences. Our tobacco operating companies consist only of brand management and manufacturing, while activities such as sales, adult consumer engagement, research and development and other support functions like Law, Finance, Compliance and HR are centralized

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

in three service companies – Altria Sales & Distribution (ALS&D), Altria Consumer Engagement Services (ALCES), and ALCS. This corporate structure allows us to move resources quickly across tobacco categories as adult tobacco consumer preferences evolve. In addition, it allows the broader Altria family of companies to be virtually profit neutral as to the kinds of tobacco products that adults choose to use, positioning us well for whichever way the tobacco space continues to evolve.

Thus, our acquisitions of UST and Middleton, coupled with the reorganization of our corporate structure, has allowed us to capitalize on domestic tobacco business trends, while enhancing our ability to respond to future changes. Altria’s corporate structure also enabled us to deliver strong business results over the past three years in a very challenging business environment. Adjusted diluted earnings per share (EPS) grew at a compounded annual growth rate of 8.2% from 2007 through 2010, and our dividend increased by 31% from the time of the PMI spin-off through the end of 2010. And our total shareholder return of 30.7% during that time significantly outpaced the return of the Food, Beverage and Tobacco Index, as well as the total return of the S&P 500.

While we have delivered significant value to shareholders, we are not content to rest on these strong results. We believe that the business platform gives us opportunities to continue building our businesses for the future and create additional value for shareholders. We think that we have just begun unlocking the potential that exists in our businesses.

Altria’s mission and values framework has guided the actions of our employees since the PMI-spin and led to our strong business results. Altria’s mission is to own and develop financially disciplined businesses that are leaders in responsibly providing adult tobacco and wine consumers with superior branded products. This mission describes what we do, but just as important is how we do it. How we execute our Mission is defined by the five core values of integrity, trust and respect; passion to succeed; executing with quality; driving creativity into everything we do; and sharing with others.

In pursuing our Mission, we have established the following strategies for Altria and its companies:

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

•	Investing in Leadership – of our people, brands, business partners and the communities where we live and work;

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Aligning with Society – by helping reduce underage use of our products, helping reasonable regulation succeed, meeting our compliance requirements, reducing our environmental impact, and engaging openly and honestly with stakeholders about our businesses;

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Satisfying Adult Consumers – by understanding adult tobacco and wine consumers, delivering superior branded products and experiences while marketing responsibly, communicating openly and honestly about the health effects of our products and providing cessation information, and by developing tobacco products that may reduce the health effects of tobacco use; and finally,

•	Creating Substantial Value for Shareholders should result from the successful execution of the other three strategies.

We believe that following this mission framework will help us continue delivering strong business results and value to our shareholders.

Altria’s tobacco businesses face the future with strong positions in their respective categories. Last year,

•	In the cigarette category, PM USA’s retail share was 49.8%, and its estimated share of manufacturers’ profits was 56%;

•	In the smokeless category, USSTC and PM USA’s combined retail share was 55.3%, and their combined estimated share of manufacturers’ profits was 69%; and,

•	In the machine-made large cigar category, Middleton’s retail share was 28.9%, and its estimated share of manufacturers’ profits was 32%.

These strong positions in the tobacco categories, when combined with the income derived from PMCC, Ste. Michelle and the equity interest in SABMiller, create diverse income streams and a stable business platform. Compared to 2007, when almost 90% of Altria’s income on a pro-forma basis came from the sale of cigarettes by PM USA, Altria now has a much more diversified income platform. In 2010, about 75% of Altria’s income came from the sale of

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

cigarettes by PM USA, with other income derived from the growing categories of smokeless tobacco, machine-made large cigars and wine.

This business platform has greater income diversity than that of our domestic tobacco peers. Reynolds American’s operating income from cigarettes as a percentage of total income for the first nine months of 2010 was approximately 84%, while the sale of cigarettes created almost all of Lorillard’s operating income. We believe Altria’s relatively greater exposure to the growing and high margin tobacco categories of smokeless tobacco and machine-made large cigars, when combined with the diversity of our non-tobacco income from PMCC, SABMiller and Ste. Michelle, gives Altria great potential to create future value for shareholders.

Earlier this month we implemented a new focused senior leadership structure designed to enhance Altria’s responsiveness to evolving regulatory and marketplace opportunities and to continue building leadership capabilities. We reorganized the Company into four business areas, each led by an experienced executive officer:

•	Business Operations, which is led by Dave Beran;

•	Innovation, Public Affairs, Human Resources and Compliance, which is led by Marty Barrington;

•	Finance, which is led by Howard Willard; and finally,

•	Law, which Denise Keane continues to lead.

I would now like to introduce Dave Beran. Dave is familiar to many of you, as he most recently served as Altria’s Executive Vice President and Chief Financial Officer. He joined the Altria family of companies after graduating from the University of Virginia in 1976, and holds an MBA from the University of Richmond. Over the course of his career, he has held leadership positions in finance, planning, market research, marketing and operations.

In his current role as Vice Chairman of Altria, he oversees Altria’s tobacco and wine businesses, along with associated support functions, and is responsible for the Company meeting its business and financial goals. He will discuss the category and brand potential of our businesses, and how

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

these businesses are well-positioned to continue creating value for shareholders for many years to come.

Remarks by Dave Beran

Thanks Mike, and good morning everyone.

In addition to the competitive advantage created by the diversity of our business platform, Altria’s adult consumer product companies are unique because they focus on the growth and development of premium brands to build their businesses. In the tobacco space, our companies focus on Marlboro, Copenhagen, Skoal and Black & Mild. These brands share common characteristics that help them build their marketplace positions:

•	All of them have superior brand equity that has remained strong even in these difficult economic times;

•	This brand equity sustains premium pricing and superior margins when measured against many competitive offerings; and finally,

•	They have sizeable retail share within their respective categories and opportunities for future growth.

In these difficult economic times, many consumer packaged goods companies have shifted support away from premium brands, or are trying to build their businesses with discount products. Our operating companies have chosen to remain focused on building their businesses with premium brands. We believe this is a superior path for the creation of long-term value. However, how our businesses build their brands has evolved because they must remain mindful of the adult consumer mindset.

Unemployment remains high by historical standards, and the length of time that people remain unemployed has increased substantially. These difficult conditions have led to very low consumer confidence when measured against historical norms.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

Adult consumers are reacting to this environment in several ways. Many are reconsidering their choices, reassessing what they value, and trying to make better decisions. In other words, they are trying to be smarter shoppers. What is clear, however, is that brands are still important. Over 60% of adults aged 21 to 54 only buy products and services from a known or trusted brand.

Premium brands continue to have strong positions in tobacco. And we have some of the most popular premium tobacco brands. We are always working to build their positions in the marketplace, and we do this with the value equation. This approach builds a brand with a system using all the elements important to creating value for adult consumers. We believe that comprehensively addressing all the brand’s elements – positioning, product, promotion, packaging and price – helps our operating companies continue to build the strengths of their premium brands.

Let me spend a few minutes explaining how our businesses are building their brands and enhancing their already strong marketplace positions.

Marlboro is the cigarette that men smoke for flavor. For over fifty years, adult smokers have been invited to “Come to where the flavor is. Come to Marlboro Country.” Marlboro has built its share of the cigarette category almost continuously for over fifty years, and is today the largest cigarette brand in every state. And we believe that the brand has lots of opportunity for future growth.

The foundation of Marlboro’s strength is its brand equity. And Marlboro’s brand equity remains very strong.

Last year, we commissioned a brand equity study for the four major brands of our tobacco operating companies. For this study, we engaged the world’s largest custom market research firm, TNS, a division of the Kantar Group. They work with leading companies around the world, and many of the companies in the Fortune 100. Their established and validated method of measuring brand strength has been used by over 2,400 brands in over 90 categories spanning 35 countries.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

The results of this study are clear. Marlboro, Copenhagen, Skoal and Black & Mild all have very strong brand equities that surpass any major competitive brands in their respective tobacco categories.

According to this study, Marlboro’s brand equity scores among adult smokers are far higher than any other major brand in the cigarette category. And Marlboro’s scores among adult smokers who are 21 to 29 years old are higher than its overall equity scores, and much higher than any other major cigarette brand.

PM USA continually enhances Marlboro’s equity with innovative brand-building programs. Last year, PM USA executed several equity promotions including “Flavor Break,” “Marlboro Country Rewards,” and “Outwit the West 4.” The Marlboro “Outwit the West” promotion tested adult smokers’ knowledge of Western trivia by asking them to “crack the clues, pick up the gear and take home a million.” Over 250,000 adult smokers and teams participated in the contest to solve fifty unique clues over the ten-week promotional period.

Brand-building programs like this give Marlboro unparalleled reach and scale in reaching its adult smokers. In 2010, over two million adult smokers participated in Marlboro’s programs, and there were over thirty million Marlboro.com logins. In total, there were nearly 200 million total connections with adult smokers last year across Marlboro’s various promotions.

New products also enhance Marlboro’s equity, allow the brand to grow into spaces it historically has underserved, and meet adult smokers’ interest in innovative products. New cigarette products introduced by PM USA since the beginning of 2008 had a retail share of 5.5% in the fourth quarter of 2010.

Marlboro’s strong brand equity results in high brand loyalty. About 90% of Marlboro’s adult smokers purchase the brand 100% of the time, which is the highest loyalty among major cigarette brands. While we are very pleased with this high brand loyalty, given that Marlboro’s retail share was 42.6% last year, over four share points of the brand’s business may be vulnerable

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

to competitive activity. PM USA uses a variety of efficient and effective tools to compete for this business.

Historically, PM USA managed pricing and promotional strategies across wide geographies. Today, our tobacco companies efficiently manage pricing and value delivery on a state-by-state and month-by-month basis that allows them to respond quickly to the economic and competitive conditions within very specific geographies. They also have developed a variety of sophisticated tools such as special price promotions on certain packings, pre-marked product promotions, and coupon delivery to adult tobacco consumers in specific areas. The use of these efficient tools enables our tobacco operating companies to defend and grow their businesses responsibly, expand their margins, all while building their brands’ equities among adult cigarette consumers.

We believe Marlboro is well-positioned for future growth. The brand’s demographics remain very strong, as its share among adult smokers aged 21 to 29 and 30 to 39 is substantially higher than its overall share. This share among adult smokers aged 21 to 29 has also remained stable for some time, and is almost three times larger than the next largest cigarette brand in this age group.

Marlboro has plenty of opportunities to grow in the cigarette category. In the non-menthol segment, which represented 70.6% of the cigarette category in 2010, Marlboro had 52% of the business. Marlboro expanded its non-menthol business last year by developing new “Special Blend” products. These non-menthol products are designed to appeal to competitive adult smokers, and offer its existing adult smokers new takes on Marlboro’s classic flavor.

Marlboro also has a strong and growing position in the menthol segment. It is the second largest menthol brand, and was the fastest-growing premium menthol brand over the past two years. New products that deliver a variety of menthol tastes to adult smokers have helped build the brand’s position. In the fourth quarter of last year, Marlboro launched Marlboro Skyline Menthol to continue building its position in the menthol segment.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

PM USA plans to launch two new “Special Blend” products in non-menthol and menthol versions later this quarter. The growing “Special Blend” family of products should continue giving Marlboro new ways to grow its share among competitive adult smokers.

Marlboro is also using its “Nightlife” infrastructure to launch Marlboro Craft Blends. Marlboro Craft Blends are a series of products blended in small batches that celebrate the flavor heritage of the brand. The products deliver a premium and unique smoking experience to adult smokers, and will be launched in select adult-only venues across the country.

We believe Marlboro is a unique brand in the cigarette category. No other brand has its combination of strong brand equity, favorable adult demographics, high margins, sizeable scale and future growth opportunities. Marlboro is continuing to evolve its products and brand-building programs as the preferences of adult smokers change, and this evolution helps ensure that the brand remains well-positioned and relevant for the future.

Copenhagen is the moist smokeless tobacco product that men find most satisfying. Copenhagen has strong brand equity built around core values such as masculinity, adventure, heritage, authenticity and tradition. And while it is the iconic moist smokeless tobacco (MST) brand that dates back to 1822, it has evolved its equity building programs and product offerings to ensure that it continues to enhance its position and relevancy among adult dippers.

Copenhagen has high brand equity among adult dippers. According to the TNS brand equity study, Copenhagen’s overall brand equity score is higher than any other competitive MST brand, and its equity score among dippers aged 21 to 29 is also higher than those of other competitive MST brands. Copenhagen also has good adult demographics, with a high share among 30 to 49 year old dippers, as these experienced smokeless tobacco users seek a more flavorful smokeless experience.

Last year, Copenhagen introduced an equity campaign inviting adult dippers to “Choose Copenhagen.” This campaign reinforces the core values of the brand by connecting adult dippers in a community that shares, works and celebrates together. A common linkage

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

throughout the brand’s equity communications is hands, which represent the hard-working, authentic adult male who dips Copenhagen.

For example, last summer the brand created the “Men of Copenhagen Rebuild America” program in five cities to help various non-profit organizations. Copenhagen invited adult dippers over the age of twenty-one to a service project in their community. All the projects involved “hands on” work such as building homes for Habitat for Humanity and restoring wetland areas.

USSTC is implementing a number of changes to Copenhagen designed to improve freshness and availability, which are very important to adult dippers. These changes include specific sell-by freshness dating on the cans, redesigning packaging on many of the brand’s products, and guaranteeing the freshness of all its variants to adult dippers. Trade programs offered by Altria Sales & Distribution on behalf of USSTC complement these product initiatives by providing retailers incentives to keep Copenhagen and Skoal in stock.

Copenhagen has a very strong position in the smokeless category and has plenty of room to grow. Copenhagen’s historic strength in the smokeless category is in the natural segment, where it had a 69.1% share of the segment in 2010. As the smokeless business has evolved and grown over time, other segments have become increasingly important. Copenhagen historically did not have the product portfolio needed to meet the evolving preferences of adult dippers, and consequently introduced Wintergreen, Straight and Extra Long Cut Natural variants to help fill some of the gaps in its portfolio. And in the fourth quarter of 2010 and the beginning of this year, the brand offered for a limited time Copenhagen Black, which is specially blended with a rich, dark character.

We are very pleased with Copenhagen’s performance. USSTC has implemented a variety of successful actions around the value equation such as:

•	Exciting brand-building equity programs;

•	Successful new product introductions;

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

•	Careful price gap management;

•	Innovative promotions; and,

•	New packaging configurations and enhanced retail execution that should improve product freshness and reduce out of stocks.

These actions returned Copenhagen to growth after many years of retail share declines. This growth resulted in higher out of stocks for the brand, which highlighted the need for a larger retail platform for the smokeless business. New Skoal initiatives designed to grow its retail share were pushed into 2011, as USSTC focused on implementing this platform in the second half of 2010. Now that this work is substantially complete, the company’s efforts can turn to Skoal.

Skoal has a strong platform for growth. It is:

•	The number one brand among adult dippers aged 21 to 29;

•	The number one smokeless brand among adult consumers who use multiple tobacco products;

•	The number one brand for all pouch smokeless products; and it has,

•	The highest brand loyalty among MST brands.

Skoal also has high overall brand equity scores according to the TNS brand-equity study – much higher than any competitive brand - and it has the highest equity scores of any MST brand among adult dippers aged 21 to 29. Among adult dippers, Skoal was the highest-rated brand for great taste, and was rated much higher than competitive brands for quality.

Skoal is perceived by its adult dippers as a modern, innovative brand with products that taste great, are long lasting, and are easy to manage. What they want from their dip is great taste with less mess, which we believe can be delivered with new forms.

These are great strengths to build on. And the 2011 plans for Skoal comprehensively address all aspects of the value equation with a variety of activities that will unfold throughout this year.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

In the coming year, new integrated equity communications will reinforce the brand’s heritage of distinctive, blended taste with “It’s Smooth. It’s Skoal.”

USSTC enhanced packaging on a variety of Skoal’s products to update their look and build equity among adult tobacco consumers.

More effective promotional activities that enhance its strong brand equity should reaffirm that Skoal is a premium brand worth paying more for.

Skoal plans to improve its retail look in core areas of strength across the country, which should increase visibility, improve availability, and allow for better communications with adult dippers on new products, special offers and promotions.

The pouch segment is the fastest growing segment within the smokeless category, as adult dippers seek easier-to-use products that deliver great taste. Skoal is building on its leading position in the pouch segment by introducing innovative new products. In the first quarter of this year, Skoal introduced two new Skoal Snus variants in Mint and Smooth Mint.

Over the past decade, much of the growth in the MST category has come from products with a more flavor-forward profile such as Grizzly Wintergreen and Mint, and more recently, Copenhagen Wintergreen. Prior to Altria’s acquisition of UST, USSTC developed a more flavorful Skoal variant, Skoal Edge, and launched it into limited geographies. Over the past year, USSTC has taken the learnings from this limited launch to create a new platform of products called Skoal Xtra that USSTC plans to launch in the first quarter of this year.

Skoal plans to introduce these products in four flavors – Rich, Crisp, Wintergreen and Mint – in both pouch and long-cut formats. These new products should continue expanding Skoal’s appeal to adult smokeless consumers seeking new flavor-forward tobacco-blended tastes, and reinforce the adult tobacco consumer’s perception of Skoal being the innovative smokeless brand that delivers great taste.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

About 25% of adult smokers are interested in smokeless tobacco alternatives to cigarettes. Last year, PM USA nationally expanded Marlboro Snus as a smokeless tobacco alternative for these adult smokers. Recently, PM USA introduced two new variants of Marlboro Snus in a “bigger and bolder” format for adult smokers seeking a more flavorful smokeless experience. These new products, along with the Skoal Snus products and other future initiatives, should enhance the positions of PM USA and USSTC in the fast-growing pouch segment.

Over the past two years, PM USA and USSTC introduced eleven new products into the smokeless tobacco category, which had a 2010 fourth quarter retail share of 6.6%.

PM USA and USSTC also plan to test other innovative smokeless products in lead markets across the country. These test markets should provide important learnings about adult tobacco consumer reactions to these smokeless tobacco formats. These learnings will inform decisions that our tobacco operating companies will make regarding future product opportunities.

Altria’s smokeless tobacco portfolio consists of three strong brands that should allow our tobacco operating companies to capitalize on the business opportunities in the smokeless tobacco category. Marlboro, Copenhagen and Skoal each have distinct brand positions, product portfolios and marketing plans that should allow them collectively to build their positions in this increasingly important category.

Black & Mild is the best any day cigar adult smokers enjoy because of its combination of smooth taste and pleasant aroma. It has these characteristics because of its unique pipe tobacco filler. This design gives Black & Mild a distinct offering compared to competitive products. Adult cigar smokers rate the brand number one on the key product attributes of smooth taste, aroma and freshness, despite Black & Mild principally competing only in the premium tipped cigarillo segment that represented a third of machine-made large cigar category volume in 2010.

Black & Mild has a strong foundation that starts with its brand equity and adult demographics. The brand’s equity is the highest of any machine-made large cigar brand according to the TNS

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

brand equity study. Adult cigar smokers participating in this study also rated Black & Mild the highest on the important attributes of great taste and good value, which are among the most important cigar characteristics for these adult smokers. Black & Mild’s overall equity score among machine-made large cigar smokers ages 21 to 29 is higher than any other competitive brand, and higher than its overall brand equity score. In addition, the brand’s demographic share among 21 to 29 year old adult cigar smokers is higher than its overall share, and higher than any competitive brand.

There are three principal segments in the machine-made large cigar category – tipped cigarillos that represented 33.2% of category volume in 2010, and untipped cigarillos and non-cigarillos that represented 51.6% and 15.2%, respectively. Middleton historically has had a very strong position in the tipped-cigarillo segment – last year the company grew its full-year retail share of this segment by 1.4 share points to 86%.

Adult cigar smokers like to try new varieties and blends, so new products are an important contributor to Black & Mild’s efforts to build equity and interest among these adults. Over the past few years, Black & Mild has introduced many successful new products such as Black & Mild Wood Tip, as well as Black & Mild Wine and Black & Mild Royale in both plastic and wood tip varieties. New products introduced by Middleton since the beginning of 2008 had a retail share of 7.6% in the fourth quarter of 2010.

Black & Mild’s brand-building equity programs reinforce the brand’s core product attributes, as they emphasize the cigars’ smooth taste and aroma, which create an enjoyable smoking experience. For example, last year’s “Summer of Enjoy” program integrated on-line activities, retail displays, and on-pack promotions to build brand-equity and create adult cigar smoker connections to the brand.

The business dynamics in the machine-made large cigar category are in flux, as the category continues experiencing disruptions in the aftermath of the 2009 FET increase. Some manufacturers are reportedly sourcing untipped machine-made large cigars from overseas locations. Because the federal excise tax on cigars is calculated as a percentage of the product’s

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

price, rather than per unit, companies that are importing cigars manufactured abroad may be structuring their import transactions in a manner intended to reduce their tax payments below comparable product manufactured domestically.

Despite relatively modest overall cigar category growth over the past two years, there was disproportionate growth in imported cigars. These cigars grew by 73% on a year-to-date basis through October of last year versus the same time-period in 2008, and now represent nearly 20% of cigar volumes.

Middleton believes that over time these discrepancies will be resolved. The company will continue to develop efficient ways to deliver promotional resources to the marketplace as it defends Black & Mild’s position. In the short-term the company plans to balance Black & Mild’s retail share with operating companies income performance, while also determining the best approach to deal with the post-FET challenges.

In addition, Middleton historically has not had a portfolio of products that compete in the untipped cigarillo segment. The company plans to broaden its portfolio of products in the segment, and currently has Black & Mild Classic and Sweets Cigarillos in test markets.

Despite intense competitive pressures in 2010, Black & Mild’s strong brand equity, innovative new products and effective promotional plans enabled the brand to maintain a strong position in the machine-made large cigar category. These strengths create a strong platform for the future as the brand enters segments it historically has underserved and develops innovative new ways to defend its traditional areas of strength.

Ste. Michelle has achieved great success over time with its “String of Pearls” strategy. Ste. Michelle develops or acquires unique wine assets or distribution rights in order to expand its portfolio of leading premium products in key wine segments. Over the past few years, Ste. Michelle has added Stag’s Leap Wine Cellars, Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate to the portfolio of wines it either owns or represents.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

These additions build upon Ste. Michelle’s long history of producing a strong portfolio of well-regarded wines. In 2009, Wine Spectator magazine named the Columbia Crest 2005 Reserve Cabernet Sauvignon as the number one wine in the world. In 2010, wines that Ste. Michelle and its wineries produced or represented received 159 ratings of 90 or higher, which represents a 23% increase over 2009.

Ste. Michelle continues to build its business with important investments designed to build distribution in both existing and new retail channels. For example, last year the company expanded its sales force to build distribution in restaurants and higher-end wine shops.

So, our operating companies have great brands with lots of growth opportunities. And these great premium brands have continued to build their positions in the marketplace by using our value equation model. Our tobacco operating companies use two powerful pieces of infrastructure – ALCES and ALS&D – to implement this value equation model.

ALCES, responsibly implements one-to-one adult consumer engagement programs on behalf of our tobacco operating companies. Adult tobacco consumers aged 21 or older who wish to receive tobacco-related communications have access to these programs. ALCES verifies someone’s age either through a face-to-face examination of a valid government-issued ID or through our electronic age verification process.

ALCES has databases that support each of our tobacco operating companies. Collectively these databases contain the names of about 35 million adult tobacco consumers who have opted to receive tobacco-related communications. ALCES implements programs and reaches adult tobacco consumers through various methods including direct mail, sweepstakes, online, events and through retail promotions.

Adult tobacco consumers are increasingly moving to on-line interactions, so ALCES is evolving its programs to reach the adult consumers who wish to receive information this way. It has created websites for tobacco consumers aged 21 and over for each of our companies’ principal tobacco brands that create a variety of brand-building experiences. For example, a variety of

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

programs over the past few years have helped build traffic and interest in Marlboro.com, and it is now one of the largest consumer packaged goods websites as measured by monthly traffic.

ALCES is increasingly shifting our tobacco brands’ communication from direct mail to email, which enables our companies to both increase the frequency of communication and substantially reduce costs. These communications support the launch of new products, include invitations to events, announce brand promotions and deliver coupons and equity communications.

In addition, the brands of our tobacco companies have “Special Occasion” programs that reached over 800,000 adult tobacco consumers in 2010. For example, Marlboro created the “Marlboro Experience Tent” for adult tobacco consumers at select NASCAR races, and used the “Marlboro Nightlife” program in cities across the country to reach adult tobacco consumers in their neighborhoods.

The brands of our tobacco companies also offer “Experiences of a Lifetime” to select adult tobacco consumers. Every year, Marlboro sends thousands of its adult consumers to the Marlboro Ranch. And last year, Copenhagen created the “Copenhagen Base Camp” experience that reinforced brand loyalty and affinity for its adult dippers.

While expanding the scale and effectiveness of our adult consumer engagement programs, we also have been significantly reducing their implementation costs. In 2010, the number of adult tobacco consumer interactions increased by 90% from 2008, while the average cost per interaction decreased by 50%.

In addition to ALCES, our tobacco companies use another piece of infrastructure to build their marketplace positions. ALS&D, represents the brands of our tobacco operating companies to the trade.

Because of the substantial changes to our tobacco companies’ businesses over the past few years, ALS&D comprehensively restructured its coverage systems and models to deploy resources in a more efficient and effective manner. The ALS&D coverage system currently consists of a retail

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

sales force making over three million retail contacts per year, part-time merchandising support that makes about one million contacts per year, and a call center that focuses on lower volume stores. This system enables Altria’s tobacco operating companies to focus on the performance of the high volume stores for their respective businesses, while continuing to offer their programs to all eligible retail stores.

ALS&D offers our tobacco businesses unparalled reach and speed-to-market for their initiatives. For example, speed-to-market for each of our tobacco companies’ new products far exceeded that of the largest competitive new product launch. When measured against these competitive new product launches four weeks after initial wholesale shipments:

•	Marlboro Special Blend reached over 70% more stores;

•	Copenhagen Long Cut Wintergreen was in more than eight times as many stores; and,

•	Black & Mild Wood Tip was in nine times as many stores.

ALS&D’s priorities are to improve product availability and visibility, ensure effective implementation of programs and pricing plans and provide superior customer service for the trade. During 2010, the organization made a number of process and policy improvements to enhance its ability to handle multiple tobacco categories. These efforts will continue into 2011, and include new information technology solutions to streamline activities and provide more information to the trade.

ALS&D has created a new retail platform in over 60,000 stores to support our tobacco operating companies’ changing businesses. ALS&D developed this new retail platform to allocate more space to the increasingly important smokeless and machine-made large cigar categories, while maintaining adequate space for the cigarette category. The new platform should improve merchandising across all three principal tobacco categories, reduce out of stocks, improve product freshness and help achieve our tobacco companies’ non self-service merchandising objectives.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

In summary, we believe the Altria family of companies has a strong foundation for future growth. This foundation rests on a diverse and stable business platform generating income from a variety of tobacco and wine businesses. The income from our tobacco operating companies comes from strong positions across all the major tobacco categories, growing manufacturer profit pools, and a relatively stable base of adult tobacco consumers.

These adult tobacco consumers have a strong affinity for the brands of our tobacco operating companies. We believe Marlboro, Copenhagen, Skoal, and Black & Mild are well-positioned with strong brand equities, well-managed value equations, and many opportunities for growth. And Altria Consumer Engagement Services and Altria Sales & Distribution help our tobacco operating companies maximize the potential of their brands by helping create strong relationships between these brands and adult tobacco consumers.

Thank you. We will now take a fifteen-minute break.

Remarks by Mike Szymanczyk

Welcome back.

I would now like to introduce Marty Barrington, Altria’s Vice Chairman responsible for Innovation, Public Affairs, Human Resources and Compliance. Marty joined the Altria family of companies in 1993 after having served as a partner at the law firm of Hunton & Williams. Over the course of his career at the Altria family of companies, he has served as General Counsel and Senior Vice President for both PM USA and PMI, as well as Executive Vice President of Corporate Responsibility for PM USA. Most recently, he served as Executive Vice President and Chief Compliance and Administrative Officer for Altria.

In his role as Vice Chairman of Altria, Marty is responsible for the Company’s efforts to meet its regulatory, compliance and product responsibilities. He continues to lead Altria’s engagement with FDA and other external stakeholders, and has oversight of product research, development, and engineering.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

Remarks by Marty Barrington

Good morning everyone. I’d like to spend a few minutes discussing how Altria and its companies are working to address some of the important public affairs and societal issues that relate to our businesses. I’ll begin by explaining how we approach this, and then turn to an update on some important issues.

As Mike mentioned, we work to address societal issues as an essential component of Altria’s Mission. We call it Aligning with Society.

To do so, our companies seek to understand the environment in which they operate, including the expectations people have of companies in our businesses. This provides important perspective that informs their work to help resolve concerns relevant to their businesses and best protects shareholders’ long-term interests. Doing so requires, among other things, a leadership focus on compliance, engaging constructively with regulators and other stakeholders, and building appropriate infrastructure and talent. I’ll provide some examples.

For instance, there is the issue of underage tobacco use. PM USA recognized long ago that helping to prevent underage smoking was both an important societal and business issue. So for many years PM USA has been working – like many others – to help reduce the rates of underage tobacco use. Its actions include:

•	Providing incentives for responsible retailing, like non-self service;

•	Advocating for better enforcement of minimum age laws; and,

•	Supporting Positive Youth Development programs that help kids make the right choices.

And as we’ve integrated Middleton and USSTC into Altria, these companies have adopted similar approaches and each now has a plan by which it helps address underage tobacco use. This work is led and coordinated by our Underage Tobacco Prevention department.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

These efforts have contributed to real progress on this issue. In December, the University of Michigan’s Monitoring the Future study reported that smoking rates were down by nearly two-thirds from their peak in the late 1990s among eighth graders and by almost half among twelfth graders.

Last year, the U.S. Government reported that 90% of retailers complied with laws prohibiting underage tobacco sales, versus 60% in 1997. And just three weeks ago, FDA announced that 95% of the nearly 500 stores recently inspected in Mississippi were complying with FDA’s new rules governing retailers, including those prohibiting underage sales of tobacco.

I mentioned that compliance is an important element of our approach. Because our businesses are heavily regulated, we have extensive experience complying with a range of federal, state and local regulations. We support these efforts with appropriate infrastructure, including robust compliance programs with executive and Board oversight.

For example, one of my roles is to serve as Chief Compliance Officer for Altria. Each of our principal operating and service companies also has a compliance officer. We provide all our employees with compliance guidance with a Code of Conduct, clear company policies and compliance training matched to their job responsibilities.

While no system is perfect, we believe this approach has served our companies well. Take PM USA’s approach to its obligations under the state tobacco settlement agreements. As you know, PM USA and other tobacco manufacturers signed the Master Settlement Agreement (MSA) and other state agreements in the late 1990s. These agreements significantly changed the rules on cigarette advertising, promotion and other operating areas of the cigarette business. To date - more than a dozen years later – no state has ever taken legal action against PM USA for a compliance violation. And importantly, Marlboro has significantly built its business over that same time, increasing its retail share of the cigarette category from about 35% in 1998 to over 42% last year.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

Engagement also is important. We believe that having an informed and constructive relationship with regulators makes good business sense. Again, the MSA experience is instructive. Since 1998, PM USA has worked to build that kind of relationship with the many Attorneys General who enforce the MSA, including updating them on business issues, responding to their information requests and supporting shared objectives.

That’s not to say that our interests with regulators are always the same. There have been disagreements, big ones and small. We are not at all shy about firmly taking strong positions in the interests of our consumers and shareholders. But in doing so, we try to be constructive and solutions oriented and, when we disagree, we do so without being disagreeable. It’s part of our approach to building trust over the long term.

I share this background because it’s relevant to how Altria and its tobacco companies are approaching FDA regulation. Many of you know that we supported the Family Smoking Prevention and Tobacco Control Act. We did so because we believe that reasonable regulation, thoughtfully implemented, could benefit adult consumers. These benefits include:

•	Establishing a common set of high standards for all tobacco manufacturers and importers doing business in the U.S.;

•	Providing a framework to evaluate tobacco products that are potentially less harmful than conventional cigarettes; and,

•	Creating clear principles for accurate and scientifically grounded communications to adult consumers.

After the FDA bill became law in 2009, FDA established its Center for Tobacco Products (CTP). We immediately established a Regulatory Affairs department to assist our tobacco operating companies in complying with the law and engaging with the CTP. That group is led by a senior executive with nearly fifteen years experience as an FDA regulator, in addition to his tobacco experience. We believe that we have built and are continuing to build an effective Regulatory Affairs team with the appropriate expertise to succeed in this new environment.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

Let’s discuss some tobacco-related activity at FDA and some important issues we are working on in this area.

First, FDA principally has been focused on implementing the provisions of the legislation in accordance with the statutory deadlines. As a result, over the course of the last 18 months PM USA and USSTC have, among other things:

•	Registered their production facilities and products with FDA;

•	Filed ingredients submissions;

•	Removed terms such as “light,” “mild,” and “low” from cigarette packages and advertising;

•	Added new and larger warning labels, and additional required information, to smokeless tobacco packages and advertising; and,

•	Complied with new marketing rules.

PM USA and USSTC each has timely met their compliance obligations, and worked closely with trade partners to help them comply with the law as well. In addition, we have been actively engaging with FDA on these issues, for example by submitting comments on proposed guidance and regulations. I’ll say more about our engagement with FDA in a moment.

Also in the compliance area, we have been preparing for two additional and significant upcoming compliance tasks.

First, FDA will issue a final rule on graphic warning requirements for cigarette packaging and advertising by June of this year. Manufacturers will be required to comply with these requirements, and some others, 15 months after the final regulations issue. PM USA has sent FDA comments on its draft rule, and has begun the necessary planning to be fully prepared for the final regulations.

A second area we’re working on is on our “substantial equivalence” filings. This provision requires tobacco manufacturers to file reports with FDA regarding new products that they

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

introduced to the market after February 15, 2007 demonstrating that those products are substantially equivalent to a product on the market as of that date. Those reports, which are due in March, will permit those products to remain in the market unless FDA notifies the manufacturer that it disagrees. PM USA and USSTC are well along in preparing their reports and will be submitting timely reports for all their products as required.

You may know that after the March deadline there is a different regulatory requirement respecting new products. After that date, new cigarette and smokeless tobacco products require clearance by the FDA before they may be introduced into the market. PM USA and USSTC have been evolving their product development processes to continue to meet adult consumer preferences, while preparing to make the necessary filings to meet this requirement.

In our new business structure, I oversee both our Regulatory Affairs and product research and development efforts. We believe that this alignment and integration will help our companies succeed in the new environment.

As Dave mentioned, our tobacco companies’ new products have performed well in the marketplace. Our companies have always focused on developing high quality new products that meet or exceed adult tobacco consumer preferences. This consumer-centric approach will continue, driven by a deep understanding of adult tobacco consumers and strong technical expertise. We believe that we have the right infrastructure and deep product development talent we need to continue to innovate – responsibly and profitably – in the evolving regulatory environment. These efforts will include filling gaps in the companies’ product portfolios and innovating new smokeless product alternatives for adult tobacco consumers.

Additionally, we have restructured much of our scientific work in a single Tobacco Regulatory and Health Sciences group that serves both our regulatory and product design and development efforts. This will also support the focus of our research and development team on product development.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

I mentioned engagement earlier. We have been very focused on communicating and engaging with FDA. We believe that regulation is best achieved through an approach that draws upon the expertise and experience of all stakeholders, including regulated industry.

So we have shared information and our perspective with the agency on a variety of important issues including:

•	The need for science- and evidence-based decision making;

•	Harm reduction opportunities;

•	Technology developments;

•	Constitutional requirements related to the advertising and marketing rules; and,

•	More technical issues like ingredients filings.

To date, we have made nearly 40 submissions to FDA requests for public comments on these and other matters, and presented information at six meetings. Our meetings have included a series of presentations that our Regulatory Affairs team, scientists and other employees have made to the Director of the CTP and his senior staff. Copies of our public submissions and certain presentations are available on our website at altria.com.

Another area that I know is of interest is the Tobacco Products Scientific Advisory Committee (TPSAC). TPSAC plays an advisory role to the FDA on certain tobacco issues, including the public health impact of menthol use in cigarettes. The law requires that TPSAC issue a report to FDA in March 2011 on the menthol issue.

Toward that end, TPSAC has convened meetings, received presentations and requested industry documents. PM USA has submitted extensive information to TPSAC and participated actively throughout this process. For example, five of our company executives and scientists gave presentations at the July 2010 TPSAC meeting that supported an over 100-page submission in which we shared detailed analysis of the science respecting menthol.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

That work supported our view that the science- and evidence-based information would not support a TPSAC recommendation to ban menthol or otherwise impose additional restrictions that would deprive adult smokers of menthol cigarettes.

Further, because the law requires that issues such as contraband and other unintended consequences be considered, PM USA has submitted a detailed written analysis showing that any ban of menthol cigarettes would likely lead to significant unintended consequences, including an increase in illegal, unregulated sources of such cigarettes and increased underage access.

We cannot, of course, know what TPSAC will recommend. It is important to remember, however, that TPSAC’s role is just that: to recommend, not decide. After receiving the TPSAC report, FDA will decide what, if anything, it will propose to do respecting menthol. The Agency is under no statutory time deadlines to do so.

Let’s turn to Government Affairs.

Each year, hundreds of legislative proposals are introduced on issues of importance to our businesses and stakeholders. They range from general business issues like corporate tax to tobacco specific issues. Our approach to them is to adopt principled positions, thoughtfully and responsibly engage with government officials on them, and advocate our positions vigorously.

We organize those efforts through our government affairs infrastructure, which includes a central office in Washington, DC, as well as region and district offices that cover every state in the nation. Our team is comprised of both company employees and an experienced consultant network, all led by seasoned government affairs professionals. Moreover, our government affairs team is tightly integrated into our business systems and line leadership to best align with the company’s business goals. And our line leaders are likewise coordinated with our government affairs system to maximize the effectiveness of our advocacy.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

In addition, we have been improving our ability to communicate with our companies’ adult tobacco consumers, trade partners, shareholders and other stakeholders on important legislative issues. You can see an example of our outreach to adult tobacco consumers at tobaccoissues.com.

I’m pleased to report that our efforts have contributed to some important outcomes in the last Congress. One is passage of the Prevent All Cigarette Trafficking (PACT) Act, which helps combat cigarette tax evasion and illegal underage sales over the internet.

A second is the extension of the 2010 tax rates for capital gains and dividends. On this issue, Altria joined with others to form The Alliance for Savings and Investment, a coalition committed to extending the 2010 tax rates. We also used a website and other technology to educate and mobilize our employees, retirees and shareholders. Thousands of individuals responded by contacting their legislators to voice their support for extending the dividend tax rates.

Our government affairs team is also very active at the state level. In 2010, in a difficult environment for state budgets, we faced 19 serious attempts to increase excise taxes on our products. While six were successful, the rest were defeated. The latest was in Illinois, where a proposed $1.00 per pack increase in cigarette excise taxes was defeated in the lame-duck session.

In addition, two states enacted legislation to tax smokeless tobacco products by weight, rather than on an ad valorem basis, bringing the total number of states with weight-based taxation to twenty. These states represented 32% of industry volume at the end of last year. We believe that this weight-based method of taxing these products is good tax policy because it provides greater stability for the states in the collection of tax revenues.

In summary then, our businesses will continue to face important public affairs issues. We will continue to follow our mission-driven approach to engaging constructively and responsibly on them. We believe strongly that we have the right leadership and capability to do so.

Thanks for your attention. I will now turn it back over to Mike.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

Remarks by Mike Szymanczyk

Thanks Marty.

Murray Garnick is our next speaker, who will provide an update on the litigation environment. Many of you already know Murray, as he has served as Senior Vice President of Litigation for ALCS since joining the company in 2008, and has spoken with investors on many occasions in the past.

Murray is responsible for managing smoking and health and other complex litigation, and he brings extensive knowledge of these litigation issues as a result of representing the Company and its subsidiaries for more than two decades as a senior partner at Arnold & Porter prior to joining Altria.

Remarks by Murray Garnick

Thank you, Mike.

In 2010, we continued to achieve substantial success in managing the tobacco and health litigation, notwithstanding significant challenges. A comprehensive discussion of the tobacco-related litigation can be found in the discussion of contingencies in our Form 8-K filed last week. This morning I will touch upon some of the major categories of tobacco litigation – specifically, individual cases, including Engle progeny cases; “lights” class actions; and other litigation.

With respect to the individual cases, we have seen a continuation of a downward trend in those cases, with the exception of the Florida Engle progeny and Broin cases. In 2010, only seven new individual tobacco and health cases were served on PM USA, while 10 such cases were dismissed. PM USA has not tried an individual tobacco and health case other than retrials and Engle progeny trials in five years, although it is possible we may see a number of such trials this year.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

With respect to the Engle progeny cases, events in 2010 demonstrate that PM USA has strong legal and factual challenges to these suits. By way of background, the Engle case was a class action consisting of smokers residing in Florida who developed certain smoking-related injuries before November 21, 1996. The trial court certified the case as a class action and at trial the jury returned a punitive damages verdict against the industry in the amount of $145 billion. We appealed, and in 2006 the Florida Supreme Court decertified the class and vacated the punitive damages award. But the court at the same time allowed former class members to file individual suits if they did so by January 2008. The Florida Supreme Court held that, in these suits, certain general findings of the original Engle jury could be given some effect under state law. Exactly what effect these findings should be given, however, is currently subject to substantial dispute. The general findings do not specify what the Engle jury decided except in the most general terms – that at some point in time each defendant committed some act of negligence and concealment and sold a product that was defective in some way. The findings do not identify any specific wrongful conduct of the defendants; nor do they specify the time period or brand of cigarette involved.

In federal court, currently about 4,000 Engle progeny claims are pending. There have been no federal court trials in 2009 or 2010, but there has been substantial federal court appellate activity about what effect the findings should be given at trial. The issue is whether the plaintiffs can use the general findings to reduce or eliminate what must normally be proven in a typical case brought by a smoker. In July 2010, in Brown, the US Court of Appeals for the Eleventh Circuit held that the Engle class action findings cannot be used to reduce plaintiffs’ burden of proof unless a very specific showing is made. The court held that, before plaintiffs can use the findings to prove their individual claims, they must establish that the specific facts relevant to the particular claims were in fact actually and necessarily decided by the Engle class action jury. No plaintiff has even attempted to make such a showing to date, and we do not believe such a showing can be made because of the diverse evidence and theories in play during the Engle trial. We believe that, if Brown were applied to the state court judgments rendered against PM USA to date, each would have to be reversed. The Eleventh Circuit remanded the case back to the district court for further proceedings, which are ongoing.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

In the state court system, where about 5,000 Engle progeny claims are pending, the critical question addressed by the 11th Circuit in Brown has yet to be decided by the Florida Supreme Court. The state trial courts, however, have generally disagreed with Brown and often allow plaintiffs to get to the jury if they present evidence demonstrating only that they are class members, smoking caused their injuries, and they have suffered damage. In the Martin case – a state Engle progeny case against another cigarette manufacturer – an intermediate Florida appellate court in December agreed with the state trial courts and expressly disagreed with certain aspects of the 11th Circuit decision in Brown. The defendant in Martin is seeking en banc review as well as permission to appeal to the Florida Supreme Court. We believe that the role of the findings in the Engle progeny cases is a critical legal issue of constitutional magnitude that cuts across all of the cases that will have to be ultimately decided by the Florida Supreme Court or the United States Supreme Court.

In the meantime, we have had an active trial docket in Florida. Despite the unfair playing field created by the state courts’ use of the findings, PM USA has won half of its Engle progeny trials. In 2010, we won 62% of the Engle cases we tried, and since May 2010, we have won over 77% of the cases tried. We expect that the Engle trials will continue into 2011. PM USA will appeal any loss and raise the same strong state law and constitutional issues being raised in the federal courts. A bond cap applies to the state suits and limits the bond PM USA will have to post pending appeal of any single case or the Engle cases collectively. The bond cap is currently set to expire at the end of 2012. Plaintiffs have challenged the constitutionality of the bond cap in several cases. To date, there has been only one bond cap ruling in Clay, a case against another cigarette manufacturer, where the trial court rejected the constitutional challenge.

With respect to “lights” class action litigation, 17 of these cases are currently consolidated for pretrial proceedings in federal district court in Maine. On November 24, 2010, the Maine federal court denied class certification in four of the 17 cases, covering the jurisdictions of California, District of Columbia, Illinois and Maine. These jurisdictions were selected by the parties as sample cases, with two chosen by plaintiffs and two chosen by defendants. We believe the

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

district court’s favorable ruling should apply to the other consolidated class actions. Plaintiffs are seeking to appeal this ruling to the First Circuit Court of Appeals.

With respect to the state courts, most have similarly refused to certify these “lights” class actions; however, a small number of “lights” cases has been certified by the state courts. The only such case that has a trial date is Larsen, formally known as Craft, set for trial in September 2011 in St. Louis, Missouri. The other cases are the Curtis case, in which we are currently seeking further review before the Minnesota Supreme Court; the Aspinall case, which is currently in pretrial proceedings in Massachusetts state court; and the Lawrence case, in which we are seeking an immediate appeal of the certification decision. Others are in pretrial proceedings, inactive, or on appeal, and include the attempt to reopen the judgment in Miles/Price before the Illinois Court of Appeals.

I should also mention Brown, which is not a “lights” case but involves “lights” allegations. It is a certified class action pending against PM USA and other tobacco manufacturers in California. The class consists of smokers who purchased cigarettes in California between 1993 and 2001 seeking a refund. The case is scheduled to go to trial in May of this year.

In addition to the “lights” cases, we also face other forms of aggregate litigation. In the City of St. Louis suit, a collection of local hospitals have sued PM USA along with other major tobacco manufacturers to recover the cost of treating tobacco-related injuries. These private “third-party payor” suits have not been successful against the industry. Nine federal appellate courts and eight state appellate courts have rejected the legal theory underlying such claims. The industry has tried two of these cases before, both of which ultimately resulted in defense wins – one was a jury verdict for the defense and the other was a defense decision on appeal. Opening arguments in the City of St. Louis case are scheduled to begin today.

In West Virginia, currently about 370 plaintiffs have consolidated their smoking and health claims against PM USA in a single state trial court. Under the trial plan adopted there, Phase I will focus on so-called common issues, including whether the alleged misconduct warrants the imposition of punitive damages. If defendants are successful in Phase I, the cases will be

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

dismissed. If defendants are unsuccessful, there will not be a monetary judgment, but rather in Phase II individual plaintiffs will have to find counsel and prosecute their claims individually and obtain individual judgments. The trial court has twice before attempted to start trial in this case, and twice the effort has been unsuccessful because of the inability to pick a fair jury. The trial court has scheduled the third attempt to take place in October of this year.

We also face a number of cases seeking medical monitoring and smoking cessation programs. In Scott, we are currently asking the United States Supreme Court to accept review of the case, which resulted in a $270 million judgment, to be shared by four defendants, including PM USA. On September 24, 2010, Justice Scalia granted a stay of execution of the trial court’s final judgment pending a decision on the cert petition, which we filed on December 2, 2010. Although we do not know what the Supreme Court will do, I note that in his opinion granting the stay Justice Scalia stated, “I think it reasonably probable that four Justices will vote to grant certiorari, and significantly possible that the judgment below will be reversed.” We expect a decision on whether or not the Supreme Court will hear the case in early March.

We currently have one medical monitoring class action that has been certified pending in the federal district court in Massachusetts – the Donovan case. Earlier this month, on January 13, another federal court in New York dismissed a similar medical monitoring case, Caronia, brought by the same plaintiffs’ lawyers who brought Donovan. The federal court in Caronia held that the claim was flawed because it was not enough for plaintiffs to allege that smoking cigarettes increased health risks which in turn required monitoring. Rather, plaintiffs must allege and prove that some tortious conduct caused exposure to smoke sufficient to require monitoring. The court dismissed the suit because plaintiffs made no such allegation. We believe the same result should apply in Donovan and other monitoring cases. In the meantime, Donovan is being prepared for trial and has a current trial date of August 1, 2011. I should note that PM USA has previously tried to defense verdict two medical monitoring cases, and we continue to have strong factual and legal defenses to these suits.

In the case brought by the Department of Justice (DOJ), the Supreme Court has denied the parties’ cert petitions, and the case has been remanded back down to the district court for further

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

proceedings. The Supreme Court’s denial of review puts to an end the DOJ’s efforts to obtain disgorgement or a money judgment in that case. Nonetheless, there are a number of injunctions imposed by the district court that have raised a number of issues. The parties and the district court are working through those issues through negotiation and motions to the court.

To sum up, we have had significant successes in managing litigation, although we continue to face challenges, as we have for many years. Our goal is to continue protecting the interests of our shareholders and maintain our approach to litigation: we have vigorously defended these claims for decades and intend to continue doing so in the future.

I will now turn it back to Mike.

Remarks by Mike Szymanczyk

Thanks Murray.

Our final presenter this morning is Howard Willard, who serves as Executive Vice President and Chief Financial Officer for Altria. In this role, Howard also oversees Altria’s strategic planning and the financial services business of PMCC.

Howard joined the Altria family of companies in 1992 after working at Bain & Company and Salomon Brothers Inc., and holds a master’s degree in business administration (MBA) from the University of Chicago. He most recently served as Executive Vice President, Strategy and Business Development for Altria, and has held leadership positions in finance, sales, information services and corporate responsibility over the course of his career.

Remarks by Howard Willard

Thanks Mike. Good morning everyone.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

So far this morning, we have outlined the strengths that Altria derives from the diversity of its business platform, as well as the category and brand potential of its operating companies. We also have highlighted our strong track record of working to align with society and manage litigation. Altria couples these compelling propositions with great financial strength and strong cash returns to its shareholders.

Our financial strength comes from the successful execution of the business strategies of our operating companies, along with our conservative approach to the management of our balance sheet. All our operating companies’ businesses have different operating dynamics, so each operating company has unique plans to maximize shareholder value over time.

In the cigarette category, PM USA’s objective is to grow income by expanding margins, while maintaining share momentum on Marlboro. From 2007 to 2010, PM USA grew adjusted cigarette segment operating companies income from $4.9 billion to $5.6 billion, at a compounded annual growth rate of 4.6%. The principal driver of this income growth was margin expansion, which grew from an adjusted 32.7% in 2007 to 38.3% in 2010. Adjusted operating margin expansion was driven by revenues net of excise taxes on a per pack basis increasing by 19.8% from 2007 to 2010, while adjusted costs per-pack were up slightly. Marlboro also performed very well over this time period, as the brand grew its full-year retail share of the cigarette category from 41.3% in 2007 to 42.6% in 2010.

Through the first nine months of last year, which is the time period of publicly available information, PM USA grew its adjusted per pack cigarette margins at a substantially faster rate than those of its principal competitors, when compared to the same time period in 2007.

USSTC and PM USA’s objective in the smokeless category is to increase adjusted operating companies income by growing retail share moderately over time in order to grow volume faster than the category. Smokeless segment retail share grew by 0.7 share points to 55.3% from 2009 to 2010, which enabled overall adjusted smokeless volume for PM USA and USSTC to grow by 8% versus an estimated smokeless category growth rate of 7%. These strong retail share and

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

volume results helped the smokeless products segment’s 2010 adjusted operating companies income grow by 30.9%.

We correctly anticipated that cost savings realized across the Altria family of companies would more than offset the investments necessary to return Copenhagen and Skoal’s combined retail share to growth. Despite costs associated with the national expansion of Marlboro Snus and the fact that acquisition cost savings are realized across the Altria enterprise, our smokeless products segment’s adjusted operating margins for the second half of last year were higher than USSTC’s adjusted operating margins in 2007.

We are also pleased that the UST acquisition was accretive to Altria’s adjusted diluted EPS in 2010. The acquisition would have been accretive to adjusted diluted EPS in 2009, but for the cost of debt related to the acquisition being about 200 basis points higher than we anticipated at the time we negotiated the financial terms of the transaction, due to the tightening of the credit markets in the back half of 2008. In addition, we remain on track with the long-range plans for our return on invested capital in the transaction.

Middleton’s objective is to invest behind Black & Mild to build its position in the machine-made large cigar category in order to grow income over time. Black & Mild grew its retail share of the machine-made large cigar category by 1.0 share point from 2008 to 2009, but increased competitive pressure in 2010 caused its retail share to decline. Middleton invested in a variety of promotional activities last year that restored retail share growth on a sequential basis for Black & Mild as the year progressed.

Middleton’s 2010 volume was 4.7% lower than its 2008 volume, primarily due to its 2010 retail share performance and machine-made large cigar category volume dislocations resulting from the 2009 FET increase. These volume results impacted the cigar segment’s adjusted operating companies income, which declined from $182 million in 2008 to $169 million in 2010. As Dave discussed, given Black & Mild’s strong brand equity and opportunities for growth, we remain optimistic about the long-term prospects for this business.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

In the wine category, Ste. Michelle’s objective is to grow volume faster than the category in order to grow income with the successful execution of its “String of Pearls” strategy. In 2008 and 2009, the wine category grew less than 1%, and we estimate that volume performance improved to about 3% in 2010. We are pleased that Ste. Michelle’s retail unit volumes outperformed the wine category’s volumes in both 2009 and 2010. This strong relative volume performance enabled Ste. Michelle to continue growing its 2010 adjusted operating companies income by 13.7% for the same time period.

PMCC’s objective is to maximize long-term operating companies income as it unwinds its portfolio of leased assets. Net Finance Assets, which represents PMCC’s outstanding investment balance with third party lessees, totaled $4.5 billion at the end of 2010, down from $4.8 billion at year-end 2009, reflecting the impact of asset sales and rents received throughout the year. PMCC’s portfolio remains strong with approximately 74% of its leases rated investment grade by Moody’s Investor Services and Standard & Poor’s rating agencies. In 2010, PMCC’s reported operating companies income declined $113 million due primarily to lower gains on asset sales.

Last year Altria made an almost $1 billion payment to the Internal Revenue Service, of which approximately $945 million is associated with the disallowance of the tax benefits related to certain leveraged leasing transactions entered into by PMCC in 1996 through 2003. The tax component of this payment represents an acceleration of taxes that Altria otherwise would have paid over the lease terms of these transactions. If in the future the IRS similarly disallows the tax benefits from such transactions for the period from 2004 to the end of 2010, the net additional tax and interest due would be approximately $0.9 billion, excluding any potential penalties. We intend to contest the disallowances vigorously.

Altria’s focus on managing costs improves efficiencies, helps income growth and allows resources to be used on brand-building initiatives, thus enhancing profitability over time. Altria’s highly efficient corporate structure allows resources to be shifted quickly across operating companies to respond to changes in the businesses. At the end of 2010, under 10,000 people were employed across the Altria family of companies, which is significantly fewer than

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

the approximately 15,000 employees Altria’s companies employed immediately following the acquisition of UST.

Altria and its operating companies have made excellent progress on their program to reduce costs by $1.5 billion off the 2006-cost base by the end of this year. Since the program’s inception through the end of last year, over $1.3 billion in cost savings have been delivered, and we are confident that we will complete the program by the end of the year.

Although our announced cost reduction program ends at the end of this year, we recognize that cost management remains an important part of our continuing efforts to grow shareholder value. Our efforts will focus primarily on two areas:

•	Continue to reduce cigarette-related infrastructure ahead of volume declines; and

•	Redesign business processes in the smokeless tobacco and machine-made large cigar businesses to absorb future growth efficiently.

Successful execution of these ongoing cost management strategies should enhance Altria’s ability to continue growing profits out into the future.

A strong balance sheet sustains Altria’s ability to create value for shareholders. It

•	Protects the Company’s investment grade credit rating;

•	Preserves access to the capital markets for short- and long-term debt;

•	Secures the cash flow generated by the operating companies; thus,

•	Sustaining our ability to grow earnings and dividends over time.

Altria’s debt to earnings before interest, taxes, depreciation and amortization (EBITDA) ratio is well under the requirements of our credit agreement debt covenants of not more than 3.0 to 1, and in-line with our peers. The carrying cost of some of our debt is higher than we would like due to the timing of financing activities related to the UST acquisition, and we remain committed

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

to reducing our financing costs over time. In 2009 and 2010, we paid off notes of $875 million and $775 million, respectively, which came due in those years. Last year, we also took advantage of the low interest rate environment and issued $1.0 billion of notes at a coupon of 4.125%. These actions helped reduce our debt to EBITDA ratio from 1.9 to 1.0 in 2009 to 1.7 to 1.0 in 2010, and reduce our long-term debt’s weighted average coupon from 9.1% to 8.8%.

We continue exploring options to reduce our financing costs over time and maximize cash returns to our shareholders. Therefore, we plan to maintain flexibility that allows us to monitor market conditions and continue to be opportunistic in our approach.

By the end of 2014, Altria will have another $2.6 billion in debt coming due with associated annual interest payments of about $200 million. Our decision to refinance or retire this debt as it comes due depends upon the conditions in the capital markets, interest rates, Altria’s business needs and conditions and other factors, such as Altria’s ongoing objective to maximize cash returns to shareholders.

Altria’s financial strength preserves access to commercial paper for short-term liquidity needs. Our access to commercial paper is backstopped with two revolving credit facilities totaling $3.0 billion. One facility for $2.4 billion expires in November of 2012, and our 364-day $600 million facility, which we entered into in the fourth quarter of last year on favorable pricing terms when compared to the prior facility, expires in November of this year.

Altria’s economic interest in SABMiller remains an important component of the balance sheet, and we believe maintaining the investment is in the best interests of our shareholders. It strengthens the financial profile of the Company by adding to our earnings and cash flows while providing a potential source of liquidity. From 2003 to 2010, earnings from our equity investment in SABMiller increased from $296 million to $628 million at a compounded annual growth rate of 11.3%. The market value of the position has increased from $3.4 billion in July of 2002 to $15.1 billion at the end of last year.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

Our balance sheet strength and strong liquidity position protects and preserves the cash flow generated from our operating companies. On an ongoing basis, we project our future internal uses of cash to be relatively modest. We anticipate that capital expenditures across the Altria family of companies to be less than 2% of revenues net of excise taxes over the next several years. Altria’s pension plans were 81% funded on a Projected Benefit Obligation basis at the end of last year. We are fortunate that over the past few years our pension plans have remained in a well-funded position, but earlier this month we did make a voluntary $200 million pre-tax cash contribution to the pension plans.

We expect to continue returning the majority of cash flow generated from operations to shareholders in the form of dividends. Our 80% dividend payout ratio target is among the highest when compared to other consumer packaged goods (CPG) companies in the Food, Beverage and Tobacco Index, and Altria’s yield of 6.2% as of the end of last year was also among the highest. In fact, Altria’s dividend yield at the end of last year was the second highest among all companies in the S&P 500 with a market capitalization above $10 billion.

Although all future dividend payments remain subject to the discretion of Altria’s Board of Directors (Board), Altria expects to raise its dividend in-line with its adjusted diluted EPS growth. Since the PMI spin-off, Altria has increased its dividend four times for a total increase of 31%, which is among the highest for companies in the Food, Beverage and Tobacco Index. From the time of the PMI spin-off through the third quarter of 2010, Altria returned over 20% of its average market capitalization to shareholders in the form of dividends, which is higher than any other company in the Food, Beverage and Tobacco Index.

Although we return cash to shareholders primarily in the form of dividends, from time to time we may repurchase stock when we believe it is the optimal use of our cash to maximize shareholder value. We believe that any stock repurchase program must not come at the expense of a strong balance sheet and the maintenance of solid investment grade credit ratings. We also want to preserve the appropriate financial flexibility to reduce our financing costs over time.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

Last week, Altria announced that its Board has approved a $1.0 billion stock repurchase program. We plan to repurchase this stock over the coming year and the timing of stock purchases against this program depends upon marketplace conditions and other factors. This program reflects our objective to maximize cash returns to shareholders in a financially disciplined way.

Despite the challenges in the current economic environment, we believe we can grow our adjusted diluted EPS by 7% to 9% per year over time, which is in-line with our compounded adjusted annual EPS growth rate of 8.2% off of the 2007 pre-spin adjusted EPS of $1.50 per share. For 2011, our guidance for adjusted diluted EPS growth is 6% to 9%, to a range of $2.01 to $2.07, from an adjusted base of $1.90 per share in 2010.

2011 is likely to remain a challenging business environment. Although the economy shows some modest signs of improvement, adult consumers remain under economic pressure and face high unemployment. We are also cautious about the competitive promotional environment, and are mindful of uncertainties facing our tobacco businesses as they go into the year.

•	PM USA continues to see significant competitive activity in the cigarette business, and is cautious about the outlook for state excise tax increases due to state budgetary issues.

•	USSTC has delivered strong business results in the smokeless business, but we are just beginning to execute our plans for Skoal. And,

•	Middleton faces an especially challenging business environment in the cigar business.

In addition, due to inventory movements in the cigarette business and the timing of new product launches last year, we expect the first half of the year to be challenging for income growth comparison purposes. We anticipate that 2011 adjusted diluted EPS growth will build and accelerate as the year progresses.

We believe that our 2011 guidance is appropriately prudent, and provides investors solid EPS growth prospects in a challenging economic environment.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

We believe that our potential return profile makes Altria a compelling investment proposition that should continue to outperform many of its comparative benchmarks over time.

Altria has historically traded at a price/earnings ratio discount to the S&P 500, most likely due to the challenges of the external operating environment for domestic tobacco companies. As we have successfully engaged with external stakeholders on the societal challenges of our businesses, continued to manage the litigation environment, and delivered strong business results, Altria’s historical price to earnings (P/E) ratio discount has closed.

While we certainly cannot predict what future returns may be, we believe that Altria can trade at a premium to the P/E ratio of the S&P 500 given the Company’s growth profile. Since 2007, EPS for the S&P 500 grew at an estimated compounded annual growth rate of 4.1%, which is well below Altria’s compounded annual growth rate for adjusted diluted EPS of 8.2% in the same time-period. In addition, Altria’s 7 to 9% mid-term objective for adjusted diluted EPS growth exceeds the S&P 500’s EPS growth of 1.3% and 4.1% over the past five- and ten-year time periods, respectively.

The strength of our operating companies’ performance has led to consistent and robust cash flows. This cash flow in turn affords our shareholders large and growing cash payouts.

The current yield on our stock versus comparative investment vehicles presents a compelling investment proposition. The spreads between the yield on Altria’s stock versus the S&P 500’s yield and ten-year Treasuries are high by historical standards. And should the Board decide to increase our dividend in line with our adjusted diluted EPS growth, our dividend potentially could grow faster than other income producing investment alternatives.

Altria’s history of creating value with stock price appreciation and a strong and growing dividend has historically resulted in a balanced total shareholder return. From March 31, 2008 to December 31, 2010, the S&P 500’s total return was 1.3%, driven by a 4.9% decline in stock prices and a gain of 6.2% in the form of dividends. Over this same time-period, Altria’s total shareholder return was 34.3%, driven by 10.9% stock price appreciation, and 23.4% in the form

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

of dividends. Cash returns to shareholders, particularly in the form of dividends, therefore, are a very important part of a stock’s total return to shareholders.

We believe Altria’s business platform also insulates it from factors that create uncertainty for competitive investment alternatives. Our operating companies are positioned better than some consumer product goods companies for a higher inflationary environment because input costs as a percentage of sales are low across our operating companies. In addition, our businesses also are protected relatively well from income pressures due to changes in the value of the dollar, since the majority of our tobacco products are sourced principally from domestic inputs, and manufactured in the United States.

So, Altria offers potentially higher adjusted diluted EPS growth than the overall S&P 500, and a substantially higher dividend yield than many comparable income-producing securities. The potential for 7 to 9% adjusted diluted EPS growth over time, coupled with a dividend yield currently in excess of 6%, offers an investment proposition that potentially could generate substantially higher total returns than the overall market, and many other comparable investment propositions.

Altria displayed the power of its business platform to generate substantial returns with its performance over the past three years. Despite the challenging business environment, since the beginning of 2008 through the end of 2010, Altria generated a total shareholder return of 28.6%, far outperforming comparative benchmarks.

I will now turn it back to Mike to close.

Remarks by Mike Szymanczyk

We’ve spent a few hours of your time today talking about why we believe Altria has been such a strong investment over the past three years for those of you who hold our stock. I’d like to close the presentation portion of this conference by highlighting for you why we believe the Company

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

will continue to be a quality investment for the foreseeable future, with the opportunity for strong total shareholder returns consisting of solid EPS growth and a significant dividend.

Here is why we think that.

No other tobacco company has the comparable business diversity or multi-category synergies to generate income. Altria’s companies have strong positions in all the principal tobacco categories as well as substantial earnings derived from businesses outside of tobacco.

No other company has a stronger portfolio of tobacco brands. Marlboro, Copenhagen, Skoal and Black & Mild are the best brands in their respective categories as evidenced by their strong brand equities, high margins, and excellent adult demographics. These characteristics provide a strong platform for future income growth.

No other tobacco company is better equipped to deal with the changing regulatory environment, or the challenging legal issues that face the industry. Our tobacco companies have consistently demonstrated their abilities to adapt to changing business conditions, remain in full compliance with legal and regulatory requirements, and manage litigation.

No other domestic tobacco company has the balance sheet strength and configuration to support the combination of an investment grade credit rating, an 80% dividend payout ratio target, periodic stock buybacks, and, due to our SABMiller holding, a 9% contribution to adjusted diluted EPS and capital appreciation. Altria’s balance sheet is a significant element of our equation to create future shareholder value.

And finally, Altria has a proven leadership team and thoughtfully developed mission and values driven organization. We recruit high-quality talent and develop it over time. Our executives are tested and experienced, having honed their skills by dealing with the significant competitive and societal issues the industry has faced over the past two decades.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

Altria’s shareholders have received consistently solid returns over the past decade, with total returns in excess of the S&P 500’s every year for eleven consecutive years. And for the past two years, Altria delivered the highest total return to shareholders among all domestic tobacco companies, and also delivered the highest total return among consumer packaged goods companies with a market capitalization above $20 billion.

Our goal for the foreseeable future is to provide balanced total returns with adjusted diluted EPS growth averaging 7% to 9% supporting a strong and growing dividend. We think we have the people, brands, and business platform to get that done.

We will now be happy to take your questions. There are people circulating the room with microphones, and I would ask that you wait for them to give you a microphone prior to asking your question so that all in the room and those listening via the audio webcast may hear it.

Question and Answer Session

That concludes our question and answer session. Thank you for attending today, and travel safely on your journey home.

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Non-GAAP Financial Measures

Altria reports its consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). Today’s webcast contains historical results and 2011 guidance for diluted EPS on both a reported basis and on an adjusted basis, which excludes items that affect the comparability of reported results.

Reconciliations of non-GAAP measures to the most directly comparable GAAP measures are detailed below.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

Altria’s Adjusted Results Excluding Special Items

	Full Year
	2010	2007
Reported diluted EPS from continuing operations	$1.87	$1.48
Asset Impairment, exit, integration and implementation costs	0.04	0.15
Interest on tax reserve transfers to Kraft Foods Inc. (Kraft)	—	0.02
Recoveries from airline industry exposure	—	(0.06)
UST acquisition-related costs*	0.01	—
SABMiller special items	0.03	—
Tax items	(0.05)	(0.09)

Adjusted diluted EPS from continuing operations	$1.90	$1.50

Compound Annual Growth Rate	8.2%

*	Excludes exit and integration costs

Altria’s Full-Year Earnings Per Share Guidance Excluding Special Items

	Full Year
	2011 Guidance	2010	Change
Reported diluted EPS	$2.00 - $2.06	$1.87	7% to 10%
Asset Impairment, exit, integration and implementation costs	(0.01)	0.04
UST acquisition-related costs*	—	0.01
SABMiller special items	0.02	0.03
Tax items	—	(0.05)

Adjusted diluted EPS	$2.01 - $2.07	$1.90	6% to 9%

*	Excludes exit and integration costs

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

Altria Consolidated Earnings Before Interest Taxes Depreciation & Amortization (EBITDA) for the Debt Covenant for Years ended December 31, *

	2010	2009
	($ in millions)	($ in millions)
Net earnings attributable to Altria Group, Inc.	$3,907	$3,206
Equity earnings and minority interest, net	(631)	(599)
Dividends from less than 50% owned affiliates	303	254
Provision for income taxes	1,816	1,669
Depreciation & Amortization	276	291
Asset impairment and exit costs	36	421
Interest and other debt expense, net	1,133	1,185
Reduction of Kraft and PMI receivables	169	—

Consolidated EBITDA attributable to Altria Group, Inc.	$7,009	$6,427

Current portion of Long-term debt	$—	$775
Long-term debt	12,194	11,185
Discount on debt	32	41
Third-party guarantees	—	12

Total Debt	$12,226	$12,013
Total Debt/EBITDA (not more than 3.0 to 1.0)	1.7	1.9

*	Reflects terms “Consolidated EBITDA” and “Debt” as defined in the Revolving Credit Agreements.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data by Reporting Segment for the Full-Years ended December 31,

(dollars in millions)

	Full-Year Results
	Cigarettes					Smokeless Products		Cigars		Wine		Financial Services
	2010		2009	2008	2007	2010	2009*	2010	2008	2010	2009*	2010	2007
Reported OCI	$5,451		$5,055	$4,866	$4,511	$803	$381	$167	$164	$61	$43	$157	$380
Asset Impairment, exit, integration and implementation costs	99		254	166	371	22	236	2	18	2	9	—	—
Provision for Scott Case	—		—	—	26	—	—	—	—	—	—	—	—
Recoveries from airline industry exposure	—		—	—	—	—	—	—	—	—	—	—	(214)
UST acquisition-related costs	—		—	—	—	2	15	—	—	20	21	—	—

Adjusted OCI	$5,550		$5,309	$5,032	$4,908	$827	$632	$169	$182	$83	$73	$157	$166

Adjusted OCI Compound Annual Growth Rate 2010 vs. 2007	4.6%
Adjusted OCI Percentage Change vs. Prior Year Period						30.9%		(7.1)%		13.7%
Net Revenues	$21,631		$20,919	$18,753	$18,470
Less Excise taxes	7,136		6,465	3,338	3,449
Less Revenues for contract volume Mfg for PMI	—		—	298	—

Adjusted Net Revenues¹	$14,495		$14,454	$15,117	$15,021

Adjusted Net Revenues per pack[6]	$2.06		$1.94	$1.78	$1.72

Percent change 2010 Adjusted Net Revenues per pack versus 2007 Adjusted Net Revenues per pack	19.8%

Adjusted OCI Margins[5]	38.3%		36.7%	33.3%	32.7%

% point change 2010 Adjusted OCI Margin versus 2007 Adjusted OCI Margin	5.6	pp
MSA, Quota & FDA User Fees	$4,953		$5,004	$5,475	$5,453
Provision for Scott case	$—		$—	$—	$26
Adjusted Operating Costs²	$3,992		$4,141	$4,610	$4,686
Reported Volume on a per pack basis³	7.0		7.4	8.5	8.8
Adjusted Operating Costs per pack[4]	$0.57		$0.56	$0.54	$0.54

Percent change 2010 Adjusted Operating Costs per pack versus 2007 Adjusted Operating Costs per pack	5.6%

[1]	Net Revenues net of excise taxes and contract volume manufactured for PMI
[2]	Adjusted Net Revenues less MSA, Quota, FDA User Fees, Adjusted Operating Companies Income plus the provision for Scott case
[3]	Volume is billions of packs
[4]	Adjusted Operating Costs divided by Reported Volume on a per pack basis
[5]	Adjusted OCI Margins are calculated as Adjusted OCI divided by Adjusted Net Revenues
[6]	Adjusted Net Revenues divided by Reported Volume on a per pack basis

*	Altria acquired UST and its smokeless tobacco and wine businesses on January 6, 2009. As a result, USSTC and Ste. Michelle’s financial results from January 6 through December 31, 2009 are included in Altria’s 2009 segment results for the year ended December 31, 2009.

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data by Reporting Segment for the Full-

Years ended December 31,

(dollars in millions)

	Full-Year Results
	Cigarettes		Smokeless Products	Cigars		Wine	Financial Services		SABMiller Equity Earnings
	2010	2007	2010	2010	2007**	2010	2010	2007	2010	2007
Reported OCI	$5,451	$4,511	$803	$167	$7	$61	$157	$380	$—	$—
Asset Impairment, exit, integration and implementation costs	99	371	22	2	—	2	—	—	—	—
Provision for Scott Case	—	26	—	—	—	—	—	—	—	—
Recoveries from airline industry exposure	—	—	—	—	—	—	—	(214)	—	—
UST acquisition-related costs	—	—	2	—	—	20	—	—	—	—

Adjusted OCI	$5,550	$4,908	$827	$169	$7	$83	$157	$166	$—	$—

Earnings from equity investment in SABMiller									$628	$510

Total Adjusted OCI for all segments and SABMiller earnings from equity investment									$7,414	$5,591

Contribution Percentage by segment	75%	88%	11%	2%	0%	1%	2%	3%	9%	9%

**	Altria acquired John Middleton and its machine-made large cigar business on December 15, 2007. As a result, John Middleton’s financial results from December 15 through December 31, 2007 are included in Altria’s 2007 segment results for the year ended December 31, 2007.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data

by Reporting Segment for the Nine Months ended September 30,

(dollars in millions)

	Nine Months Ended Results Cigarettes
	2010		2007
Reported OCI	$4,213		$3,429
Asset Impairment, exit, integration and implementation costs	98		340
UST acquisition-related costs	—		—

Adjusted OCI	$4,311		$3,769

Net Revenues	$16,441		$13,998
Less Excise taxes	5,431		2,626
Adjusted Net Revenues¹	$11,010		$11,372

Adjusted OCI Margins	39.2%		33.1%

% point change 2010 Adjusted OCI Margin versus 2007 Adjusted OCI Margin	6.1	pp

¹	Adjusted Net Revenues are net of excise taxes and contract volume manufactured for PMI

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.

Altria Group, Inc. and Consolidated Subsidiaries, Selected

Financial Data by Reporting Segment for the Second Six

Months ended December 31,

(dollars in millions)

Second-Half Results Smokeless
2010
Reported OCI	$427
Asset Impairment, exit, integration and implementation costs	9
UST acquisition-related costs	1

Adjusted OCI	$437

Net Revenues	$781
Less Excise taxes	52
Adjusted Net Revenues¹	$729

Adjusted OCI Margins	59.9%

¹	Adjusted Net Revenues are net of excise taxes

UST LLC, Selected Financial Data by Reporting

Segment for the Full-Year ended December 31,

(dollars in millions)

Full-Year Results Smokeless Tobacco
2007
Smokeless Tobacco GAAP Operating Profit	$715.7
Antitrust litigation	137.1
Restructuring charges	8.2

Adjusted non-GAAP Operating Profit	$861.0

Smokeless Tobacco net sales	$1,546.6

Adjusted Operating Margins	55.7%

Remarks by Altria’s Chairman and CEO, and other members of Altria’s senior management team at Altria’s Investor Day, January 31, 2011.